Exhibit 4.3
[Form of Series I Note]
NRP (Operating) LLC
5.03% Senior Note, Series I, Due December 1, 2026

No. RI— [_____]	[Date]
$[____________]	PPN 62963# AJ0
     For Value Received, the undersigned, NRP (Operating) LLC (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars on December 1, 2026, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.03% per annum from the date hereof, payable semi-annually, on the 1st day of June and December in each year, commencing with the June or December next succeeding the date hereof (except that the first interest payment hereon after the date of initial issuance hereof shall be December 1, 2011), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Supplement referred to below), payable semi-annually, as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.03% or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate.
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Fourth Supplement dated as of April 20, 2011 (as from time to time amended and supplemented, the “Supplement”) to Note Purchase Agreements, dated as of June 19, 2003, as from time to time amended and supplemented, between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 14(b) of the Supplement.
     This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the dates and in the amounts specified in the Supplement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Supplement, but not otherwise.
     If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount (as defined in the Supplement)) and with the effect provided in the Note Purchase Agreements.
     This Note is guaranteed pursuant to the Subsidiary Guarantee dated June 19, 2003 as, from time to time, supplemented and amended.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of law of such State that would require the application of the laws of a jurisdiction other than such State.

NRP (Operating) LLC

By

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